                                                                     EXHIBIT 4.2

                          ORBITAL SCIENCES CORPORATION
                          CERTIFICATE OF DESIGNATIONS
                    SERIES A SPECIAL VOTING PREFERRED STOCK

         ORBITAL SCIENCES CORPORATION, a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify:

         That, pursuant to authority conferred upon the Board of Directors by the Restated Certificate of Incorporation of the Corporation, and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, said Board of Directors, by an action of unanimous written consent dated November 8,1995, adopted a resolution providing for the issuance of a series of special voting preferred stock, which resolution is set forth below:

         RESOLVED:        That there is hereby created a series of one share of
                          preferred stock, $.01 par value per share, having the powers, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, set forth below, in addition to those specified in this Corporation's
                          Restated Certificate of Incorporation (the following, referred to hereinafter as "this resolution" or "this
                          Certificate of Designations," is to be filed as part of a Certificate of Designations under Section 151(g) of the General Corporation Law of the State of Delaware):


                 1. Designation. There shall be a series of Preferred Stock, the designation of which shall be "Series A Special Voting Preferred Stock" (hereinafter referred to as the "Series A Special Voting Preferred Stock") and the number of authorized shares constituting the Series A Special Voting Preferred Stock shall be one.

                 2. Voting Rights. In respect of all matters concerning the voting of shares, except as otherwise required by law, the Series A Special Voting Preferred Stock shall vote together with the Common Stock of the Corporation as a single class and such voting rights shall be identical to those of the Common Stock in all respects. The holder of record of the share of Series A Special Voting Preferred Stock shall have a number of votes equal to the product of (a) the number of Exchangeable Non-Voting Shares ("Exchangeable Shares") of MacDonald Dettwiler Holdings Inc. (formerly known as 3173623 Canada Inc.) outstanding from time to time on the record date for determining stockholders entitled to vote and which are not owned by the Corporation, any of its subsidiaries or any person directly or indirectly controlled by or under common control of the Corporation, in all matters submitted to a vote of stockholders of the Corporation by (b) the Current Orbital Common Share Equivalent (as such term is defined in the Provisions Attaching to the Exchangeable Shares which are attached as Appendix A to the Articles of Arrangement of MacDonald Dettwiler Holdings Inc. being filed on or about November 17, 1995 under Section 192 of the Canada Business

         Corporations Act, as amended from time to time). For the purposes hereof, "control" (including the correlative meanings, the terms "controlled by" and "under common control of") as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person through the ownership of voting securities, by contract or otherwise.

                 3. Liquidation. In the event of any liquidation, dissolution or winding up of the Corporation, the holder of the Series A Special Voting Preferred Stock shall not be entitled to receive any assets of the Corporation available for distribution to its stockholders.

                 4. Dividends. The holder of the Series A Special Voting Preferred Stock shall not be entitled to the payment of dividends, whether payable in cash, property or in shares of capital stock.

                 5. Certain Contractual Rights. Pursuant to the terms of that certain Combination Agreement, dated as of August 31, 1995, by and among the Corporation, MacDonald Dettwiler Holdings Inc. and MacDonald, Dettwiler and Associates Ltd., one share of Series A Special Voting Preferred Stock is being issued to the trustee (the "Trustee") under the Voting and Exchange Trust Agreement, dated as of November 17, 1995, by and among the Corporation, MacDonald Dettwiler Holdings Inc. and the Trustee. Section 4.6 of such Voting and Exchange Trust Agreement provides for notification to the Trustee as holder of the Series A Special Voting Preferred Stock of the total number of Exchangeable Shares outstanding from time to time that are not owned by the Corporation, any of its subsidiaries or any person directly or indirectly controlled by or under common control of the Corporation. At such time as the Series A Special Voting Preferred Stock has no votes attached to it because there are no Exchangeable Shares outstanding that are not owned by the Corporation, any of its subsidiaries or any person directly or indirectly controlled by or under common control of the Corporation, and there are no shares of stock, debt, options or other agreements of MacDonald Dettwiler Holdings Inc. that could give rise to the issuance of any Exchangeable Shares to any person (other than the Corporation, any of its subsidiaries or any person directly or indirectly controlled by or under common control of the Corporation), the Series A Special Voting Preferred Stock may be redeemed by resolution of the Board of Directors for $1.00 per share.

         IN WITNESS WHEREOF, ORBITAL SCIENCES CORPORATION has caused this certificate to be signed by Leslie C. Seeman, its Senior Vice President and Secretary and attested by Susan Herlick, its Assistant Secretary, this 16 day of November, 1995.

                                     ORBITAL SCIENCES CORPORATION


                                     By:      /s/ Leslie C. Seeman
                                        ---------------------------------
                                        Leslie C. Seeman
                                        Senior Vice President and Secretary
ATTEST:


By:    /s/ Susan Herlick
   ---------------------------
     Susan Herlick
     Assistant Secretary





                                      -3-